Exhibit 10.6

Charles Urbain

300 Main Street, Apt. 4C

Meridian Plaza Evansville, Indiana 47708

September 12, 2008

Dear Charles:

I am pleased to confirm your international assignment to Bangkok, Thailand on behalf of Bristol-Myers Squibb, Mead Johnson Nutritionals (“the Company”). This letter outlines the terms of our agreement including your compensation and other financial arrangements. Many of these terms are contained in Bristol-Myers Squibb’s Global Expatriate Assignment Policy (“Policy”), to which you should refer for additional information regarding each of the topics herein. Bristol-Myers Squibb reserves the right to modify the provisions of the Global Expatriate Assignment Policy at its discretion. You will be notified of any policy changes as they are implemented.

Position

Your assignment position will be Senior Vice President, Asia/Europe, which has been designated as a salary level E07, reporting to Steve Golsby. Your assignment will be effective January 1, 2009 and is expected to last for 2-3 years. Your expatriate status will be reviewed at the end of 2-3 years.

Work Permits/Visas

The receiving Company’s local human resources contact will work with you to coordinate the acquisition of proper visas and work permits for you and your spouse. Your assignment is contingent upon the issuance of these documents which are required in order for you and your spouse to legally reside and work in Thailand. The final move with your spouse to the host country must not take place until your visa and/or work permit is obtained along with the accompanying visas or permits required.

Compensation

Your annual base salary will be USD 425,000. You will be eligible for a merit increase consistent with the US compensation guidelines. Your next merit review will be during the next merit planning cycle in 2009.

Bonus

During your assignment, you will participate in Bristol-Myers Squibb’s Performance Incentive Plan (PIP). Your target bonus is 40% of your base salary. For your transfer year, your bonus will be prorated based on your pre assignment and assignment performance, if applicable. Your bonus payment will be based solely on your individual achievement and the pool for bonus is based solely on the Company’s achievement of pre-established targets.

Benefits Coverage

You will be eligible for coverage under the company’s U.S. Flexible Benefits Program (FLEX), Retirement Income Plan, Savings and Investment Plan and other benefits plans. You will continue to be responsible for any required employee contributions.

If you are currently enrolled in the Bristol-Myers Squibb sponsored medical, dental, and pharmacy programs, upon your transfer, you and your eligible dependents will automatically be enrolled in the Bristol-Myers Squibb sponsored medical plan for Expatriates, administered through Aetna Global benefits. Please refer to the documentation included in your assignment materials. You will not longer be able to participate in the Company’s Health and Dependent Care Flexible Spending Accounts and financial planning.

Payroll

You will continue to be paid from the United States payroll following the biweekly payroll cycle. Your employee benefits contributions and actual social security contributions, if applicable, will be deducted from your salary. If required by local regulations, a portion of your salary will be paid in your assignment location with a corresponding reduction of the same amount from the United States payroll. We do not believe there is currently a requirement for this in Thailand.

You are responsible for ensuring the compensation payments received each pay period are consistent with your base salary and allowances as provided to you by the Global Expatriate Services department. Any overpayments or underpayments should be brought to the attention of the Global Expatriate Services Department immediately.

Allowances

Goods and Services: Subsequent to your arrival in Bangkok, an amount may be included in your paycheck representing the difference between the costs of basic goods and services in the United States and in Bangkok. This differential payment will be based upon data received from the Company’s international compensation consultants, Organization Resource Counselors (ORC).

Additionally, throughout the duration of your assignment, the G&S differential will typically fluctuate (and can even be eliminated) with foreign exchange rates and inflation adjustments in both your home and host locations. The differential will take effect when you move into a “permanent residence” in Bangkok. It will not be paid during the period for which you are receiving temporary living expense reimbursements.

Currently your G&S differential would be USD 5,458 annually for a family size of 2 in the host country. Please note that your actual Goods and Services differential may be more or less than this amount based on the ORC data available at the time that you actually move into rented accommodations in Thailand. Please advise Global Expatriate Services if a family member leaves the assignment location for a period greater than 4 weeks so that G&S can be adjusted accordingly.

Housing: If you are selling or renting your home, based upon your current salary and family status, you will be expected to contribute USD 46,103 annually toward housing costs. This figure is defined by ORC as the standard cost of housing for your family profile, in your home country.

This number will be recalculated each time your salary, family size or marital status changes. In return, you will be provided with Company leased housing in or near Bangkok.

If you keep your primary residence in the United States vacant for the duration of your assignment, you will be solely responsible for all costs associated with this residence. As such, you will not be subject to the housing obligation typically required by expatriate employees. If this arrangement changes and your residence is sold, rented, or you are otherwise receiving any compensation related to this residence, please notify Global Expatriate Services so that the appropriate housing obligation can be implemented.

Your budget for housing in Thailand is between 180,000 and 200,000 THB per month. Reasonable and customary utility costs for gas, oil, water and electricity only will be reimbursed to you separately. Utility costs do not include gardeners, household servants, security guards, pool maintenance, telephone, cable TV, or internet access. Should you decide to select housing above the budget determined by the Company, you will be required to pay the additional housing cost. Any personal contribution above the budget may continue until the expiration of the lease including any legally required notice to terminate the lease.

Location Premium: Currently, Bangkok, Thailand has been determined to be a “hardship” location by the U.S. State Department. For this reason, a location premium of 10% of your base salary will be paid to you. Please note that when conditions change in your assignment location as reported by the U.S. State Department your location premium can change upward or downward or be eliminated. The differential will take effect when you move into a “permanent residence” in Bangkok. It will not be paid during the period for which you are receiving temporary living expense reimbursements.

Relocation

A Relocation Repayment agreement will need to be signed by you in order to receive relocation benefits for your expatriation, transfer to another assignment and/or repatriation. Should your employment with Bristol-Myers Squibb Company terminate for any of the reasons described in the Relocation Repayment Agreement, including your voluntary termination of employment with Bristol-Myers Squibb Company or your termination for cause within 12 months of your official assignment start or transfer date, you will be required to repay 100% of the relocation expenses incurred on your behalf. If any such termination should occur within 13-24 months from your official assignment start or transfer date you will be required to repay 50% of the relocation expenses incurred on your behalf.

Pre Assignment Visit: The purpose of the pre-assignment visit is for you to become familiar with the area and find suitable housing in Bangkok. The Company will reimburse you for round-trip airfare (based on the current business travel policy) and for reasonable living costs for a period of up to seven days. Bristol-Myers Squibb has contracted with a third party provider to offer home finding and settling-in services to all BMS expatriates worldwide.

Miscellaneous Relocation Allowance: The Company will provide you with a tax-free relocation allowance of USD 12,000 to defray the miscellaneous relocation expenses and appliance repurchase costs you may incur at the beginning of your assignment. In certain foreign tax locations, receipts are needed to substantiate a company tax deduction for this payment.

Transportation to/from Assignment Location: You will be reimbursed for the cost of air transportation for you and your spouse at the beginning and end of your assignment between United States and Thailand in accordance with Bristol-Myers Squibb’s worldwide travel policy.

Temporary Living Expenses: The Company will reimburse reasonable temporary living accommodations, and meals and incidental expenses incurred prior to your departure from the United States and upon your arrival in Thailand for a period of up to sixty days in total. Family interim living expenses will be reimbursed for a period of up to thirty days in total. If required, temporary living expenses in the United States, you are covered by a lump sum payment processed by the Relocation department. Temporary living expenses incurred in Thailand are reimbursed to you through travel and expenses (T&E), for your meals and incidentals up to USD 36 (1,204 THB) per adult, per day. Hotel accommodations in Thailand should also be expensed via T&E.

Shipment/Storage of Household Goods: The Company will assume all reasonable costs incurred in insuring and shipping your household and personal belongings to Thailand (refer to the Relocation Policy for limitations on amounts to be shipped). The Company will also pay for any import duties and other expenses necessary for the actual delivery of your goods. Should you decide to sell or rent out your home, limited, long-term storage will be offered. It is important to note that only one departure and destination site is approved for your household goods shipment.

The Company reserves the right not to ship very large, unusual or very valuable items. Any single item valued at more than an amount equal or equivalent to USD 5,000 is to be insured separately with the mover and at your personal expense.

Prior to your move, you will be required to complete and promptly submit an inventory list in order for your goods to be covered by the BMS corporate insurance policy. It is important that you indicate the replacement value at destination for each item. If an item should get lost or damaged beyond repair during the shipment, the replacement value is the amount you will be reimbursed for replacement of any lost or damaged items provided you complete and submit the required documentation within the allotted time frame. Please consult the BMS relocation policy for details.

Sandra Werner is the Bristol-Myers Squibb’s worldwide relocation coordinator and will arrange for storage and/or shipment of household goods.

Upon completion of your assignment and return to your home base or reassignment to another location, the Company will allow you a 10% gratis over your shipment’s original weight. Any fees for shipment above the 10% additional weight from your original shipment will be billed to you personally.

Language and Cross-Cultural Training: The Company will provide language training (if applicable) for you and your spouse, and cultural assimilation training through an outside firm.

Dependent Visits

The Expatriate policy provides for two round trip economy class tickets for your college age child to visit you in Thailand on school breaks. The company covers the cost of airfare and transportation from/to the college and airport in the US. The visitation trips apply up to your child’s 23rd birthday.

Spousal/Partner Assistance: The Spousal/Partner Assistance benefit is intended to offer financial assistance to your spouse/partner. This assistance may be applied towards tuition reimbursement for continuing education, upkeep of professional credentials for your spouse/partner in his/her current field, resume preparation, career counseling, job search assistance, and the obtaining of work permits and visas in assignment locations where it is legally possible for your spouse to seek employment. The Company will reimburse up to an amount equal or equivalent to USD 5,000 for this purpose for the duration of the assignment and will provide tax assistance on this benefit.

Home Leave Trip

The Company will reimburse you and your eligible dependents for air travel to the United States in accordance with the Global Expatriate Assignment Policy. You will also be reimbursed for the expense of a rental car for up to a maximum of four weeks during your home leave trip in your home leave destination. Home leave may be taken after you have completed six months in your assignment location. Employees are not eligible for home leave within six months of your known repatriation date. Vacation time is utilized during home leave.

Vacation Time/Public Holidays

Your vacation time during your international assignment will be based on the vacation policy of your home country for compensation purposes. If less than 4 weeks vacation would be granted by this policy, additional days would be provided to allow for the 4-week minimum.

You will follow the local holiday closing schedule in Thailand for the duration of your assignment. Your local HR generalist will provide this schedule to you upon arrival in your assignment location.

Host Country Transportation Assistance

You will be provided with transportation assistance in your assignment location in accordance with local Company policy. If an automobile is provided, you will be reimbursed for expenses related to its operation and maintenance in accordance with local policy and any applicable Global Expatriate Assignment Policy. The expatriate policy refers to the local car policy only to define the level of car or transportation allowance provided for use and the protocol for gas and maintenance expenses. Expatriate employees participate in their home country compensation and benefits programs do not have the choice to participate in certain local plans that may be more generous and are geared for local national employees.

Tax Assistance

While on international assignment, you will be covered by the Bristol-Myers Squibb Tax Equalization Policy. In accordance with that policy, an estimated hypothetical Federal, Indiana State and local/city tax, and actual social security tax will be retained from all sources of your Company compensation (base, bonus, stock options, TEAMSHARE, other awards). Your current estimated hypothetical tax amount has been determined to be USD 136,863 based upon your base salary and family size. The estimated hypothetical tax calculated on your target bonus of 40% will be taxed at a rate of 32.20%. Hypothetical tax on stock options, Teamshare, and other awards and will be calculated at the time these payments are realized. The hypothetical tax amount on these payments will generally be at a higher rate than the base salary.

In return for your contribution of hypothetical taxes, the Company will be responsible for the payment of your actual the United States and Thailand income tax liabilities on Company income, as well as host country social security tax if applicable. However, you will be responsible for funding any United States or Thailand tax liability on personal income. The United States and Thailand tax resulting from extraordinary personal transactions and windfall type income (lottery, etc.) will be your personal responsibility. The Company reserves the right not to reimburse foreign taxes on income resulting from the sale or disposition of personal assets. Such transactions may typically be deferred until the assignment is concluded. In addition, we request that you advise the International Compensation Department prior to the exercise of any stock options. This notification is meant to assist the Corporation in minimizing foreign tax which can add substantial additional cost to the Company.

To assist you in the preparation of your annual United States and Thailand income tax returns, the Company has retained the services of PricewaterhouseCoopers LLP (“PwC”), the Company’s outside tax consultants. These services will be limited to the preparation of all required income tax returns and the tax settlement calculation. The final tax settlement will calculate what your tax on this income would have been if you had stayed at home based on the provisions of the Tax Equalization policy of Bristol-Myers Squibb. This final “stay-at-home tax” will then be compared to the hypothetical income taxes withheld as well as the actual Federal, state and local/city income taxes you personally paid. After the final reconciliation, you may owe the Company, or the Company may owe you.

By signing this letter you agree to repay any and all moneys owed to the Company within 45 days of receiving notification. If payment is not received within 45 days, the Company reserves the right to withhold funds from your regular payroll as a settlement of the debt and/or charge interest on any unpaid amount.

As a condition of this assignment and as stated in the Bristol-Myers Squibb Tax Equalization Policy, all tax benefits including but not limited to Foreign Tax credits and Foreign Earned Income & Housing Exclusions belong to the Company. Bristol-Myers Squibb Company will utilize these benefits and credits to reduce its overall tax burden. Any tax refund resulting from the utilization of foreign tax paid by the Company relating to your assignment belongs to the Company. This includes the period in which you are on assignment and also may include tax periods prior to or subsequent to your return from assignment.

Any tax penalties or interest resulting from late filing or underpayment of tax reasonably attributable to your failure to comply with date requests from PwC or the Company will be your responsibility. You will receive a Pre-Assignment Consultation with PricewaterhouseCoopers to review these tax terms and conditions. Should you require personal tax advice not related to your assignment, you may engage PricewaterhouseCoopers at your own expense. Bristol-Myers Squibb will not bear any personal tax advice expenses and will seek reimbursement from you in the event any charges are incurred and billed to the Company.

PwC service is coordinated out of the PwC Florham Park, NJ office. The following PwC contact has been assigned to our account:

Flamin Thomas-Senior Consultant: (973) 236-7251 or flamin.thomas@us.pwc.com

Extension of Assignment

Should business conditions necessitate the extension of your assignment to more than three years, your international assignment package will be reviewed and plans toward localization may be developed and reviewed at that time.

Termination of Employment

Voluntary Termination: In the event that you should, of your own volition, terminate employment with the Company while you are on assignment, the Company will assume no responsibility for the costs of return transportation for you and your spouse, nor the expenses of shipping your household goods back to the United States. All expatriate benefits will cease at the date of termination with the exception of the tax preparation services and tax equalization calculation services under the Policy. The expatriate tax preparation benefit under the Policy will continue until such time that the benefit of the foreign earned income exclusion and the benefit of any foreign taxes paid on your behalf by the Company have been remitted to the Company through the tax equalization calculation as stated in the Policy. You may also be obligated to continue payment of your home country housing obligation if you remain in company paid housing for an interim period.

Involuntary Termination: In the event that the Company, for any reason other than cause, finds it necessary to terminate your employment while you are on assignment, and you elect to return to the United States within three months of termination, the Company will be responsible for the cost of return economy class airfare for you and your spouse, as well as the reasonable costs associated with the shipment of your household goods. You will not be eligible for any other relocation benefits and all expatriate benefits will cease at the date of termination with the exception of the tax preparation services and tax equalization calculation services under the Policy. The expatriate tax preparation benefit will continue until such time that the benefit of the foreign earned income exclusion and the benefit of any foreign taxes paid on your behalf by the Company have been remitted to the Company through the tax equalization calculation as stated in the Policy. You may also be obligated to continue payment of your home country housing obligation if you remain in company paid housing for an interim period.

If the Company terminates your employment for reasons, other than cause, as determined by the Company, you will be eligible for severance in accordance with the provisions of the Company’s United States Severance Plan in effect at the time of your termination and you will not be entitled to any other severance payments or benefits except as set forth in the preceding paragraph. Any other payments due to or received by you as a result of your separation from service while on assignment will be owed by you to the Company and may be offset by the Company against your severance including, but not limited to, local termination payments, profit sharing, family allowances and/or Social Security payments that are paid to you under local law, custom and/or contract. The Company may offset amounts otherwise due to you under the Company’s United States Severance Plan by amounts owed to the Company resulting from pre paid benefits for in advance (schooling, club membership, housing) tax advances the Company has made to you for tax settlement calculations or personal housing obligations above the company designated housing budget.

Employee At-Will

Notwithstanding anything contained in this letter, during your assignment you will be an employee at-will and nothing in this letter should be construed as a guarantee of continued employment during the duration of your expatriate assignment or beyond.

No Other Assurances

You acknowledge that in signing this letter you have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to you by any representative of the Company, except for what is expressly stated in this letter. This letter replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described herein.

Modification in Writing

No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this letter. This letter cannot be changed or modified except by written agreement signed by both you and an authorized representative of the Company.

Governing Law

Any dispute arising under the terms of this letter or in connection with your assignment shall be resolved exclusively in the courts of the State of Indiana under the laws of the State of Indiana, the jurisdiction of your employment by the Company, and applicable U.S. Federal Law.

Please acknowledge your receipt of this letter and your understanding of the terms of the assignment by signing the attached copy and returning it to me.

Very truly yours,

/s/ Deborah A. Lauer, PhD
Deborah A. Lauer, PhD Vice President, Human Resources

/s/ Benjie Garcia HR
Benjie Garcia HR Date

Receipt Acknowledged:

Date:

cc:

Global Expatriate Services

Operational Manager

BRISTOL-MYERS SQUIBB COMPANY AGREEMENT

FOR EXPATRIATE RENTAL OVERAGE

I, the undersigned, agree that the Housing Policy has been explained to me. If I elect to view properties over and above the housing budget, and in the event that I choose to rent one of these properties, the amount over the housing budget will be for my own account and will be deducted from my salary in addition to the Home Country Housing Obligation.

Any rental increases will be shared in equal proportion by the company and me. Additionally, any personal contribution above the housing budget will continue until the expiration of the lease including any legally required notice to terminate the lease.

This is in accordance with the Global Expatriate Assignment Policy.

[SIGNATURE]

[NAME OF EXPATRIATE]

In the presence of

[DATE]